UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2026

MERCER INTERNATIONAL INC.

(Exact name of Registrant as Specified in Its Charter)

Washington	000-51826	47-0956945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (604) 684-1099

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	MERC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Effective May 4, 2026, certain German subsidiaries (the “Loan Parties”) of Mercer International Inc. (the “Company”) entered into a Waiver and Consent Request Letter (the “Waiver”) with respect to that certain revolving facility agreement dated September 15, 2022, as amended and restated by an amendment and restatement agreement dated March 22, 2023 and as further amended, amended and restated, or otherwise supplemented from time to time (the “Credit Agreement”), by and among the Loan Parties, a group of bank lenders (the “Lenders”) and UniCredit Bank GmbH, as agent (the “Agent”) in respect of its €370.1 million revolving credit facility (the “German Facility”).

Pursuant to the Waiver:

•

the Lenders waived, for each of the first three fiscal quarters of fiscal year 2026 the Loan Parties’ financial covenant obligation to maintain a Leverage Ratio (as defined in the Credit Agreement) not to exceed 3.50:1.00, such that the Loan Parties will not be required to be in compliance with such financial covenant for any period until the Calculation Date (as defined in the Credit Agreement) occurring on December 31, 2026 (and thereafter);

•

certain covenants contained in the Credit Agreement were modified to provide, among other things, that (a) utilization of the German Facility shall not exceed €300 million for so long as the Leverage Ratio in respect of any twelve month period exceeds 2.00:1.00; (b) the Loan Parties shall ensure that average liquidity of the Company and its subsidiaries is US$30 million, tested monthly and measured over a rolling 13-week period; (c) capital expenditures made by the Loan Parties in fiscal year 2026 shall not exceed €60 million without the prior consent of the Agent; (d) drawdown requests shall be made in accordance with the Loan Parties’ ongoing liquidity requirements and such drawdowns shall be subject to ongoing reporting requirements; (e) distributions to the Company are restricted until September 30, 2026, provided that the Agent may permit distributions of up to €15 million in the aggregate, subject to the Loan Parties’ satisfaction of certain conditions, including compliance with certain reporting requirements and the provision of the Security Grant (as defined below); and (f) until the Loan Parties provide an initial 13-week liquidity forecast to the Agent, drawdown requests for incremental borrowings shall not exceed €20 million;

•

the Loan Parties agreed to provide additional periodic reporting to the Lenders in respect of the Company and its subsidiaries, including information regarding their business affairs, financial information, forecasts and liquidity forecasts, and confirmations as to the sufficiency of the Loan Parties and their subsidiaries financial resources for the next twelve-months;

•

certain of the Loan Parties will be required to provide security over certain assets with an aggregate realizable value of at least 110% of the utilized amount under the German Facility (the “Security Grant”), including security over trade receivables, finished goods inventory, bank accounts, intra-group loans and share pledges, including over the equity of Mercer Stendal GmbH;

•

the Loan Parties agreed to inform the Agent if any corporate action, legal proceeding or other similar procedure or step is taken by a Loan Party to initiate a bankruptcy proceeding in Canada or the United States (a “North American Bankruptcy Proceeding”); and

•	the existing interest rate margin was modified to a range of 2.50% to 4.25% based on specified Leverage Ratio levels.

Pursuant to the Waiver, each of the following shall constitute an Event of Default (as defined under the Credit Agreement): (i) failure to comply with the covenants and reporting requirements of the Waiver; (ii) the termination of any managing director of a Loan Party without prior written notice to the Agent (other than for cause); (iii) the occurrence of an “event of default” under the indentures (as amended from time to time) governing the Company’s 12.875% senior notes due 2028 or 5.125% senior notes due 2029, or certain of the Company’s other credit facilities or arrangements, including the Company’s Canadian revolving credit facility; and (iv) a Loan Party taking any corporate action or legal proceeding or instituting or consenting to the institution of any North American Bankruptcy Proceeding, or a North American Bankruptcy Proceeding being instituted against a Loan Party.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

Date: May 7, 2026	By:	/s/ Richard Short
Richard Short
Chief Financial Officer